Exhibit 99.1

    ARIAD Presents Preclinical Efficacy Data on AP24534, a Novel Oral Kinase
                        Inhibitor for Drug-Resistant CML

    ORLANDO, Fla. and CAMBRIDGE, Mass.--(BUSINESS WIRE)--Dec. 10, 2006--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that its next product candidate, AP24534 - a novel kinase inhibitor discovered by ARIAD scientists - has the potential to treat the major clinically relevant genetic variants of chronic myeloid leukemia
(CML), the clear unmet medical need in this hematologic cancer. These preclinical results are being presented today at the American Society of Hematology (ASH) 48th Annual Meeting in Orlando, Florida.

    CML is a slowly progressing cancer in which too many white blood cells are made in the bone marrow. In most cases, a genetic abnormality involving the Bcr-Abl protein, a tyrosine kinase encoded by the Philadelphia chromosome, results in constantly activated growth of cancer cells. The disease is most commonly treated with a bone marrow transplant, drug therapy, or a combination of the two - all of which have clinical limitations.

    The molecularly targeted drugs - imatinib and nilotinib (Novartis), and dasatinib (Bristol-Myers Squibb) - inhibit the Bcr-Abl protein and are important therapies for patients with CML; however, treatment with these drugs results in mutations of the Bcr-Abl gene, which create substantial drug resistance over time. Dasatinib and nilotinib are effective against some of the clinically relevant mutations but have no effect on the T315I mutant, which now is estimated to account for approximately 25 percent of all drug resistance in CML - representing a key unmet medical need.

    "AP24534 showed potent inhibition of the Bcr-Abl-T315I mutant and, in two well-established animal models, demonstrated dose-dependant tumor shrinkage and increased survival," said Tim Clackson, Ph.D., chief scientific officer of ARIAD. "These data support initial clinical evaluation of AP24534 in the treatment of CML patients who no longer respond to other targeted therapies, and we are moving forward with our plans to file an investigational new drug (IND) application for AP24534 in 2H07 in order to initiate clinical trials for our next product candidate."

    Data presented today at the ASH meeting demonstrate that AP24534 - an orally active kinase inhibitor - potently inhibits the T315I mutant of Bcr-Abl, as well as the major clinically relevant variants of Bcr-Abl and the naturally occurring, unmutated form of the protein. Daily oral administration of AP24534 to mice bearing xenografts of Bcr-Abl-T315I-expressing cells elicited dose-dependent tumor shrinkage, with complete tumor regression observed at the highest doses. In a separate model, daily oral administration of AP24534 significantly prolonged the survival of mice injected intravenously with Bcr-Abl-T315I-expressing cells. These findings support broad potential applicability of AP24534 in the treatment of CML, particularly in the refractory forms of CML.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "may", "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, including our product candidate referred to in this press release, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development, may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, risks and uncertainties related to the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings, litigation, prosecution and re-examination proceedings concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission (SEC), including ARIAD's Quarterly Report on Form 10-Q for the period ended September 30, 2006, as updated from time to time in our subsequent periodic and current reports filed with the SEC. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: Edward Fitzgerald (Investors)
             617-621-2345
             or
             Adriana Jenkins (Media)
             Pure Communications
             617-744-1713